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                     May 25, 2023

       Grant Fitz
       Chief Financial Officer
       MYERS INDUSTRIES INC
       1293 S. Main Street
       Akron, Ohio 44301

                                                        Re: MYERS INDUSTRIES
INC
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed March 3, 2023
                                                            File No. 001-08524

       Dear Grant Fitz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services